WORLDPORT REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS


CHICAGO, ILLINOIS, April 30, 2003 (BUSINESS WIRE) -- Worldport Communications, Inc. (OTCBB:WRDP) today announced its financial results for the first quarter of 2003.


     As previously announced, the Company ceased all active business operations in early 2002. Therefore, the Company's historical results will not be indicative of future performance. The results of exited operations have been classified as discontinued.

    The Company reported a net loss for the first quarter of 2003 of $0.5 million, or $0.01 loss per share, as compared to a net loss of $0.8 million, or $0.2 loss per share, for the prior year first quarter. There were no results from discontinued operations in the current year first quarter. Discontinued operations incurred a loss of $7.3 million in the first quarter of 2002. The loss from discontinued operations in 2002 was primarily related to the Company's former U.K. business, which was put into Administration at the end of March 2002, offset by a tax benefit related to a tax law change that was enacted in March 2002.

     The Company commenced a self-tender offer for the Company's common stock on March 7, 2003. The self-tender offer expired on April 11, 2003, and approximately 6.1 million shares were repurchased by the Company as a result of the self-tender offer. As of April 25, 2003, the Company had approximately 32.9 million shares of common stock outstanding after the repurchase of the shares.

    On April 15, 2003, the Company was notified that the two largest shareholders and a member of the Company's board of directors entered into a stockholders agreement. The terms of the stockholders agreement are described in more detail in the Company's Form 10-Q for the quarter ended March 31, 2003.

     On March 7, 2003, the Company repurchased approximately 99% of its outstanding preferred stock from Heico. The shares were repurchased for $67.4 million, including a 7% dividend. During April 2003, the Company repurchased the remaining preferred stock from the three remaining preferred stockholders for an aggregate purchase price of $0.2 million. Worldport has retired the preferred stock it has repurchased and as of April 25, 2003, the Company had no preferred stock outstanding.

     As of April 25, 2003, the Company had approximately $45.4 million in cash, cash equivalents and marketable securities. The Company intends to explore the possible benefits to its stockholders of a change in domicile to outside the United States of America. The Company also intends to continue to consider potential acquisition opportunities, although the Company has not identified a specific industry on which it intends to focus and has no present plans, proposals, arrangements or understandings with respect to the acquisition of any specific business.
     Investors should review the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003 for a more detailed description of the Company's financial results.


Notes to Investors:


     This press release contains certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to Worldport's future business, operating results or other non-historical facts are forward-looking and reflect Worldport's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include the factors detailed in Worldport's Annual Report on Form 10-K filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and Worldport undertakes no obligation to update these statements in light of future events or otherwise.